SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Rule 14a-12

CSX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Proxy Disclosure
On February 22, 2008, CSX Corporation ("CSX") filed with the SEC a revised preliminary proxy statement in connection with its 2008 Annual Meeting. CSX plans to file with the SEC and furnish to its shareholders a definitive Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the definitive Proxy Statement when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s revised preliminary proxy statement filed on February 22, 2008 with the SEC.

CSX Corporation’s April 16, 2008 earnings conference call has been made available for telephone and website replays.  Copies of the transcript of the call and the related slide presentation are included herein:

1.	Slide presentation (Exhibit 99.1); and
2.	Transcript of April 16, 2008 earnings conference call (Exhibit 99.2)

In addition, on April 16, 2008, CSX issued an employee communication included herein as Exhibit 99.3.